UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1193199
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1414 NW Northrup Street, Suite 700 Portland, Oregon	97209
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

On April 20, 2011, the Board of Directors of McCormick & Schmick’s Seafood Restaurants, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) payable on April 28, 2011, for each outstanding share of Common Stock, par value $0.001 per share, outstanding on April 28, 2011 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at a price of $45.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated effective April 18, 2011, between the Company and Computershare Trust Company, N.A., as Rights Agent.

The Rights Agreement (which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Right is incorporated herein by reference to the description set forth under “Entry into a Material Definitive Agreement” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 20, 2011 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit No.	Description

3.1	Certificate of Designation of Series A Preferred Stock of McCormick & Schmick’s Seafood Restaurants, Inc., as filed with the Secretary of the State of Delaware on April 20, 2011 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on April 20, 2011).

4.1	Rights Agreement, dated April 18, 2011, between McCormick & Schmick’s Seafood Restaurants, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 20, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Dated: April 20, 2011

	By:	/s/ Michelle M. Lantow
Michelle M. Lantow
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

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